Nevada, Iowa ----- February 17, 2015 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the three months ended December 31, 2014.

Results for the 1st Quarter Fiscal Year 2015

Gross Profit -	2,588,490
EBITDA -	3,731,589
Net Income -	$1,723,899

Lincolnway reported net income of $1.7 million, or $41.00 per unit, for the three months ended December 31, 2014, compared to a net loss of $.3 million, or $6.39 per unit, for the three months ended December 31, 2013.

Gross profit for the three months ended December 31, 2014 was $2.6 million, compared to a gross profit of $.6 million for the three months ended December 31, 2013.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization, was $3.7 million for the three months ended December 31, 2014, compared to $1.6 million for the three months year ended December 31, 2013.

Eric Hakmiller, Lincolnway's President and CEO stated, “We are very happy to post a solid result for the first quarter of 2015. This was the first quarter where we operated the new natural gas boiler and we were very satisfied with the impact it made on our earnings.  The fiscal year 2015 is looking like a more challenging year in terms of margins and so our success will be driven by these kinds of efficiency projects."

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC
Statements of Operations
For the Three Months Ended December 31, 2014 and 2013

	2014	2013
	(Unaudited)

Revenue	$30,020,963	$34,755,136
Cost of goods sold	27,432,473	34,132,002
Gross profit	2,588,490	623,134

General and administrative expenses	862,799	874,534
Operating income (loss)	1,725,691	(251,400)

Other income (expense):
Interest income	11,169	2,791
Interest expense	(12,961))	(20,198)
	(1,792))	(17,407)

Net income (loss)	$1,723,899	$(268,807)

Weighted average units outstanding	42,049	42,049

Net income (loss) per unit - basic and diluted	$41	$(6.39)

EBITDA	$3,742,758	$1,606,345

Management uses EBITDA, a non-GAAP measure, to measure Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

Summary Balance Sheets

	December 31, 2014	September 30, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$250	$30,273
Cash equivalents - repurchase account	8,927,515	22,948,115
Derivative financial instruments	757,496	487,078
Trade and other accounts receivable	3,505,837	1,543,599
Inventories	4,562,332	4,738,106
Prepaid expenses and other	354,038	362,495
Total current assets	18,107,468	30,109,666
Net property and equipment	34,293,212	31,991,348
Other assets	865,151	646,623
Total Assets	$53,265,831	$62,747,637

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$7,053,638	$4,566,981
Current settlement payable, related party	425,000	0
Current maturities of notes payable	26,716	53,153
Total current liabilities	7,505,354	4,620,134
Total long term liabilities	1,456,851	1,881,851
Total members' equity	44,303,626	56,245,652
Total Liabilities and Members' Equity	$53,265,831	$62,747,637

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153